Summary of Bank Loan Agreement

Hua Nan Commercial Bank of Taiwan

Borrower Name: ColorStars, Inc. Borrower Account No.: 1870138500891 Borrower Company Unity No.: 80 1 79506

Loan Amount: Three Million New Taiwan Dollars (NTD 3,000,000.00) Loan Term: From Jan. 30. 2012 to Jul. 29. 2012 Interest Rate: 3.023% per annum, fixed